Exhibit 5



                                                                  June 23, 2000


IKON Office Solutions, Inc.
P.O. Box 834
Valley Forge, PA  19482

Ladies and Gentlemen:

         I have acted as counsel to IKON Office Solutions, Inc. ("IKON") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, 1,000,000 shares of its Common Stock for offering pursuant to the 2000 IKON Office Solutions, Inc. Non-Employee Directors' Compensation Plan to certain non-employee directors of IKON; 1,000,000 shares of its Common Stock for offering pursuant to the 2000 IKON Office Solutions, Inc. Executive Incentive Plan and 5,000,000 shares of its Common Stock (the above-mentioned common stock is collectively referred to as the "Shares") for offering pursuant to the 2000 IKON Office Solutions, Inc. Employee Stock Option Plan. The Shares may be presently authorized but unissued shares or shares held as treasury shares at the time of their delivery.

         In rendering my opinion, I have reviewed such certificates, documents, corporate records and other instruments as in my judgment is necessary or appropriate to enable me to render the opinions expressed below. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with the originals of all instruments presented to me as copies and the genuineness of all signatures.

         Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the plans described above, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ DON H. LIU